MEMORANDUM

               The First Trust Combined Series 338
                       File No. 333-170009

     The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of Bonds on December 2, 2010 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.

                         THE PROSPECTUS

Cover Page     The date of the Trust has been added.

Page 3         The following information for the Trust appears:

               The initial number of units of the Trust

               The Sales Charge

               The Public Offering Price per Unit on the opening of business on the Initial Date of Deposit

               The Termination Date

               Estimated net annual Unit income

               The first and second distributions and record dates

               The  Estimated  Long-Term  returns  and  Estimated
               Current returns (if applicable) to Unit holders as of the opening of business on the Initial Date of Deposit

               Essential information based on all distribution plans

Page 5         The Report of Independent Registered Public
               Accounting Firm has been completed

Page 6         The Statement of Net Assets has been completed

Pages 7-11    The Schedule of Investments has been completed

Back Cover     The date of the Prospectus has been included

THE TRUST AGREEMENT AND STANDARD TERMS AND CONDITIONS OF TRUST

               The Trust Agreement has been conformed to reflect the execution thereof.


                            CHAPMAN AND CUTLER LLP
December 2, 2010